EXHIBIT 99.1

331 32nd Avenue
P.O. Box 5128
Brookings, SD 57006
Phone (605) 697-4000
www.daktronics.com.

For more information contact Bill Retterath at (605)697-4000)

Daktronics, Inc. announces record results for fiscal 2004
 Record net sales and order bookings for the fourth quarter

        Brookings, S.D. — May 26, 2004 — Daktronics, Inc. (Nasdaq — DAKT), today reported fiscal 2004 fourth quarter net sales of $57.9 million and net income of $4.1 million or $.21 per diluted share, compared with fourth quarter sales of $47.4 million and net income of $3.4 million, or $.17 per diluted share, one year ago. Both net sales and net income were records for the Company’s fourth quarter. Sales and orders climbed in all three markets served.

        Net sales, net income and earnings per share for fiscal 2004 were $209.9 million, $17.7 million and $.89 per diluted share, respectively, compared with $177.8 million, $12.5 million, and $.64 per diluted share, respectively, for the previous fiscal year. Net sales, net income and earnings per share for the year were the highest in the Company’s history.

        Backlog at the end of the quarter was approximately $54 million, compared with a backlog of approximately $50 million at the end of the last fiscal year. The timing of large orders can cause significant fluctuations in the Company’s backlog.

        “Not only did we close out the year with strong sales and net income, we also booked a record level of orders, which included strong performances in all three of our markets,” said Jim Morgan, president and CEO of Daktronics. “We completed a number of premier installations, including display systems for major league baseball facilities in Cleveland, Anaheim, San Diego, and Philadelphia, as well as displays for the Sands Macao Casino near Hong Kong, Churchill Downs, and the Virginia Department of Transportation. We started work on projects for Times Square, the FedExForum in Memphis, and the University of Wisconsin,” Morgan said. “As compared to the previous two quarters our standard order volume was down as a percent of sales resulting from a decline in the national account business, which we expect to be stronger next quarter and fiscal year over the current year which was at record levels. This along with the expected decline in margins and other factors contributed to the fourth quarter gross margin of 31.8 percent,” Morgan said.

        “The most dramatic sales and order growth has been in our commercial market. Not only are we seeing higher standard product business over fiscal year 2003, we are also seeing significant growth in video products installations for commercial accounts across many applications such as horse racing, gaming, retail and destination sites. Sales and orders in our transportation market also showed a very nice rebound in the quarter. Orders in all three markets were up for the quarter over last year by double-digit percentage increases,” Morgan said.

        “On the product development side, we introduced a number of key products during the quarter, including our V-Net(TM) solution for the digital advertising marketplace, our three millimeter ProStar(R) video display and our Galaxy(R) 3200 series, all of which are expected to have an important impact on our total solution to our end markets,” said Morgan.

        “Gross margin was slightly below expectations for the quarter as a result of the standard order mix, lower than expected margins on a couple of larger installations and industry pricing reacting to the lower cost of raw materials,” said Bill Retterath, CFO. “On the operating expense growth for the quarter, there were a number of factors contributing, including investments we are making on international sales development, higher personnel costs, compliance costs associated with Sarbanes-Oxley, the concentration of trade shows during the quarter and the costs associated with the new product introductions,” Retterath said.

        “Finally, on the cash flow front, we performed well during the quarter, generating slightly less than $9 million in cash from operations through earnings and improvements in our balance sheet. Free cash flow defined as cash flow from operations less capital expenditures was also strong with the investments in demonstration equipment causing the rise in capital spending,” Retterath said.

        “Our backlog going into the first quarter of fiscal year 2005, combined with a significant number of orders that were either booked in the first quarter or are expected to book very shortly, plus anticipated growth in our standard order business, brings our estimate of revenues for our next quarter in the range of $57 million to $62 million. We expect earnings per share for the quarter to be in the range of $.19 - $.26 per share. For the fiscal year 2005, we are estimating sales in the range of $235 to $250 million.” Morgan said.

        Noteworthy projects booked in the fourth quarter include display systems for Stanford University, Stanford, Calif.; Antelope Valley Fair, Lancaster, Calif.; Gonzaga University, Spokane, Wash.; U.S. Smokeless Tobacco Company, Lewisville, Texas; University of Wisconsin, Madison, Wisc.; Dayton Dragons, Dayton, Ohio; Hamilton Tiger Cats, Hamilton, Ontario; MTS Centre, Winnipeg, Manitoba; Angel Stadium of Anaheim, Anaheim, Calif.; Arizona Cardinals Stadium, Glendale, Ariz.; FedExForum, Memphis, Tenn.; Owasso High School, Owasso, Okla.; Nextel, Las Vegas, Nev.; Texas Station, North Las Vegas, Nev.; Lamar Advertising Company, Birmingham, Ala.; North Carolina D.O.T; Illinois State Tollway ; Port Authority of New York & New Jersey; and New York State D.O.T.

        The Company will webcast its quarterly conference call at 10:00 am (central) on Wednesday, May 26. To listen to the webcast, go to the home page of www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows(R)Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on May 26. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code 21195040. International callers can dial 402-977-9140 and enter code 21195040 to hear the replay by phone.

        Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video display and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications, and celebrated its 35th year in business in 2003. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at sales@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

        Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	May 1, 2004	May 3, 2003	May 1, 2004	May 3, 2003
	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
	(unaudited)	(unaudited)	(unaudited)
Net sales	$57,938	$47,364	$209,907	$177,764
Cost of goods sold	39,523	31,707	137,436	118,633

Gross profit	18,415	15,657	72,471	59,131

Operating expenses:
Selling	7,610	6,317	27,305	24,966
General and administrative	2,652	2,263	9,510	7,422
Product design and development	1,949	1,833	8,126	6,918

	12,211	10,413	44,941	39,306

Operating income	6,204	5,244	27,530	19,825

Nonoperating income (expense):
Interest income	290	178	1,014	694
Interest expense	(78)	(222)	(478)	(897)
Other income (expense), net	19	651	586	974

Income before income taxes and
minority interest	6,435	5,851	28,652	20,596
Income tax expense	2,315	2,419	10,907	8,107

Income before minority interest	4,120	3,432	17,745	12,489
Minority interest in (income) loss of
subsidiary	13	(21)	(18)	(31)

Net income	$4,133	$3,411	$17,727	$12,458

Weighted average number of fully diluted
shares and common equivalent shares	20,092	19,739	19,936	19,514

Earnings per share:
Basic	$0.22	$0.18	$0.95	$0.68

Diluted	$0.21	$0.17	$0.89	$0.64

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	May 1, 2004	May 3, 2003
	(unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,255	$9,277
Accounts receivable, less allowance for doubtful accounts	28,686	25,912
Current maturities of long-term receivables	3,772	2,650
Inventories	16,604	14,863
Costs and estimated earnings in excess of billings	12,862	11,467
Prepaid expenses and other	905	756
Deferred income taxes	4,524	3,801
Income taxes receivable	813	–

Total current assets	84,421	68,726

Advertising rights, net	1,415	385
Long term receivables, less current maturities	10,267	6,711
Goodwill, net of accumulated amortization	1,411	1,043
Intangible and other assets	920	873

	14,013	9,012

PROPERTY AND EQUIPMENT:
Land	654	654
Buildings	12,415	12,281
Machinery and equipment	18,123	13,762
Office furniture and equipment	15,706	13,495
Equipment held for rental	4,581	3,476
Transportation equipment	3,054	2,185

	54,533	45,853
Less accumulated depreciation	26,731	21,064

	27,802	24,789

TOTAL ASSETS	$126,236	$102,527

Daktronics, Inc.and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	May 1, 2004	May 3, 2003
	(unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$214	$180
Accounts payable	12,586	9,312
Accrued expenses	11,611	7,790
Current maturities of long-term debt	1,296	2,951
Billings in excess of costs and estimated earnings	6,761	5,528
Customer deposits	2,829	1,709
Income taxes payable	–	1,556

Total current liabilities	35,297	29,026

Long-term debt, less current maturities	1,498	5,449
Deferred revenue	1,134	1,338
Deferred income taxes	2,043	1,296

	4,675	8,083

TOTAL LIABILITIES	39,972	37,109

Minority Interest In Subsidiary	–	115

SHAREHOLDERS' EQUITY:
Common stock	15,944	14,654
Additional paid-in capital	2,736	746
Retained earnings	67,677	49,950
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(84)	(38)

TOTAL SHAREHOLDERS' EQUITY	86,264	65,303

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$126,236	$102,527

Daktronics, Inc.and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)

	Twelve Months Ended
	May 1, 2004	May 3, 2003
	(52 weeks)	(53 weeks)
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,727	$12,458
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	6,264	5,686
Amortization	125	242
(Gain) loss on sale of property and equipment	(301)	400
Minority interest in income of subsidiary	18	31
Provision for doubtful accounts	256	(225)
Deferred taxes, net	24	(1,002)
Change in operating assets and liabilities	(3,196)	(1,678)

Net cash provided by operating activities	(20,917)	(15,912)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,779)	(5,340)
Proceeds from sale of property and equipment	820	1,287

Net cash used in investing activities	(8,959)	(4,053)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds on notes payable	35	129
Proceeds from long-term debt	358	1,594
Principal payments on long-term debt	(5,988)	(7,102)
Proceeds from exercise of stock options and warrants	655	718

Net cash used in financing activities	(4,940)	(4,661)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(40)	(18)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,978	7,180

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	9,277	2,097

CASH AND CASH EQUIVALENTS END OF PERIOD	$16,255	$9,277